UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2012

RPM DENTAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-168895	27-1994359
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

2030 Marine Drive, Suite 302 North Vancouver, BC	V7P 1V7
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 604-986-2219

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 10, 2012 (the “Closing Date”), RPM Dental, Inc. (the “Company”) completed a private offering (the “Offering”) of units consisting of an aggregate of (i) 15,500 shares of its common stock (the “Shares”), and (ii) warrants to purchase 15,500 shares of its common stock which have a three-year term and an initial per share exercise price of $10.00, subject to adjustment as described below (the “Warrants”).  The price per unit was $5.00 for an aggregate purchase price of $77,500 (the “Purchase Price”).

Subscription Agreement

The units were offered and sold to the subscribers in the Offering (each, a “Subscriber” and collectively the “Subscribers”) pursuant to a subscription agreement dated as of the Closing Date (the “Subscription Agreement”).

Antidilution Protection.  Subject to certain exceptions, if at any time during the six (6) months following the closing of the Offering the Company issues or sells shares of its common stock at a price per share less than $6.25 (as adjusted for any stock dividend, stock split, stock combination or other similar transaction), the Company is required to promptly thereafter issue to each Subscriber following such new issuance that number of shares of its common stock equal to the greater of (I) zero and (II) the difference of (i) the quotient of (x) such Subscriber’s Purchase Price divided by (y) the price per share of the new issuance, less (ii) the number of shares of common stock previously issued to such Subscriber pursuant to the Subscription Agreement (as adjusted for any stock dividend, stock split, stock combination or other similar transaction).

Forward Split.   The Company intends to effectuate a 1:20 forward stock split of its common stock (the “Forward Split”) as soon as reasonably practicable following the closing of the Offering.  Accordingly, the equivalent price per share of the Shares immediately following the Forward Split shall be $0.25; and (ii) the exercise price of the Warrants immediately following the Forward Split (assuming no other adjustments to the exercise price of the Warrants) shall be $0.50 per share.

Warrants

The Warrants have a three-year term and are exercisable for an aggregate of 15,500 shares of our common stock at an initial per share exercise price of $10.00, subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate changes. The Warrants can be exercised on a cash or cashless basis.

Registration Rights Agreement

On the Closing Date and in connection with Offering, we entered into a registration rights agreement (the “Registration Rights Agreement”) with the Subscribers granting the Subscribers piggy-back registration rights with respect to the Shares and the shares of common stock underlying the Warrants (the “Warrant Shares”).

The foregoing descriptions of the Offering, Subscription Agreement, Warrants and Registration Rights Agreement are qualified in their entirety by reference to the provisions of the Subscription Agreement, form of Warrant and Registration Rights Agreement filed as Exhibits 10.1, 10.2 and 10.3 to this Report, respectively, which are incorporated by reference herein.

Item 3.02	Unregistered Sales of Equity Securities.

The information contained in Item 1.01 above is incorporated herein by reference in response to this Item 3.02.

The securities were offered and sold in reliance upon exemptions from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506 of Regulation D (“Regulation D”) or Regulation S (“Regulation S”) promulgated under the Securities Act.  The Company made this determination based on the representations of the investors which included, in pertinent part, that each such investor was an “accredited investor” within the meaning of Rule 501 of Regulation D and upon such further representations from each investor that (i) such investor is acquiring the securities for its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (ii) such investor agrees not to sell or otherwise transfer the purchased securities or shares underlying such securities unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (iii) such investor has knowledge and experience in financial and business matters such that such investor is capable of evaluating the merits and risks of an investment in us, (iv) such investor  had access to all of the Company’s documents, records, and books pertaining to the investment and was provided the opportunity to ask questions and receive answers regarding the terms and conditions of the Offering and to obtain any additional information which the Company possessed or was able to acquire without unreasonable effort and expense, and (v) such investor has no need for the liquidity in its investment in us and could afford the complete loss of such investment. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D. The Company’s reliance on Regulation S was based on that such shareholders were not a “U.S. person” as that term is defined in Rule 902(k) of Regulation S under the Act, and that such shareholders were acquiring our common stock, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that the shareholders understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit Number	Description
10.1	Subscription Agreement dated February 10, 2012
10.2	Form of Warrant dated February 10, 2012
10.3	Registration Rights Agreement dated February 10, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 15, 2012	RPM DENTAL INC.

	By:	/s/ John Balanko
John Balanko
President and Chief Executive Officer